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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
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Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                            FOR IMMEDIATE RELEASE
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          Laddcap Counterclaim Against Delcath Dismissed And Temporary
    Restraining Order Against Laddcap Modified In Federal Securities Lawsuit
                                      - - -

STAMFORD, Conn., September 27, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) today announced two developments in the Company's federal securities lawsuit against Laddcap Value Partners LP. First, a counterclaim recently asserted by Laddcap against Delcath has been dismissed by Laddcap without prejudice.

In addition, the temporary restraining order in the action has been modified to allow Laddcap to file the consents it has obtained from its Consent Solicitation. However, the United States Court of Appeals for the Second Circuit has ordered that "all further action to give effect to those consents (including the counting of the consents and disclosure of their contents) continues to be stayed" pending further adjudication of Delcath's claims against Laddcap.

The lawsuit is now back before the Honorable Loretta A. Preska of the U.S. District Court for the Southern District of New York for further proceedings on Delcath's claims. As previously announced, the district court has found that Delcath has "a likelihood of success on the merits of its [Section] 13(d) and 14(a) claims" against Laddcap.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other



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resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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